Exhibit 99.1

NKGen Biotech Announces SNK01 Preclinical and Phase I/IIa Clinical Data Presented at the 2023
American Society of Clinical Oncology (ASCO) Annual Meeting

SANTA ANA, Calif., June 5, 2023 -- NKGen Biotech Inc. (NKGen), a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous, allogeneic and CAR-NK Natural Killer (NK) cell therapeutics, today announced a poster presentation of preclinical and Phase I/IIa clinical data by its parent company, NKMax Co., Ltd. (NKMax). The poster titled “The safety and efficacy of SNK01 (autologous natural killer cells) in combination with cytotoxic chemotherapy after failure of prior tyrosine kinase inhibitor in non-small cell lung cancer: Preclinical mouse model and phase I/IIa clinical study” was presented on June 4th at the 2023 ASCO Annual Meeting.

“The SNK01 program continues to show positive progress, with the most recent preclinical and Phase I/IIa clinical data presented at ASCO,” said Paul Y. Song, M.D., Chief Executive Officer of NKGen. “Lung adenocarcinoma accounts for nearly 40% of all non-small cell lung cancers (NSCLC) and represents the fastest growing subtype of lung cancer worldwide, especially among non-smoking women. Approximately 15-25% of lung cancer patients diagnosed in the U.S., and up to 50% of patients in Asia, will have an EGFR-positive mutation. While Tyrosine Kinase Inhibitors (TKIs) have shown tremendous efficacy in the front-line setting, salvage regimens have proven to be far less effective in TKI resistant disease. No SNK01-related adverse event of Grade 3 or higher was observed when autologous natural killer cells (SNK01) were delivered in combination with cytotoxic chemotherapy, including cetuximab. The data also demonstrated antitumor activity in both a cell-derived TKI resistant xenograft (CDX) mouse model and in patients with EGFR-mutated non-small cell lung cancer who failed prior TKI treatment. The results of this study are promising and warrant further evaluation. We are excited about the potential therapeutic benefits of SNK01, particularly in this growing population of refractory patients with difficult-to-treat cancers.”

In the preclinical study, a humanized CDX mouse model with functional human immune system using an osimertinib-resistant lung cancer cell line was established. Mice were divided into four groups based on treatment (no treatment [n=2]; cetuximab monotherapy [n=3]; SNK01 monotherapy [n=4]; SNK01 in combination with cetuximab [n=4]) and treated weekly for five weeks (SNK01, 1x107 cells/dose; cetuximab, 20 ug/dose). Tumors were tracked weekly through an in vivo imaging system and extracted after completion of treatment. Flow cytometric analysis showed that NK cells (CD45+/CD56+/CD3-) were significantly increased in the groups administrated SNK01, while cytotoxic T cells (CD45+/CD3+/CD8+) in the cetuximab group decreased. The volume of tumor extracted after completion of treatment was the smallest in SNK01 plus cetuximab group.

In the Phase I/IIa dose-escalation clinical trial (ClinicalTrials.gov Identifier: NCT04872634), 12 patients with EGFR-mutated NSCLC who failed prior TKI treatment were enrolled and received weekly infusions of SNK01 for seven or eight weeks (4×109 cells/dose [n=6]); or 6×109 cells/dose [n=6]), SNK01 combination with gemcitabine/carboplatin (n=6) or gemcitabine/carboplatin/cetuximab (n=6). This trial was designed as dose-escalation of SNK01 following a “3+3” design. The primary and secondary endpoints were safety and efficacy, respectively. Median age of patients was 61 years, 33.3% were male, and all patients had lung adenocarcinoma. Dose-limiting toxicity was not observed, therefore the maximum tolerated dose of SNK01 was determined to be 6×109 cells/dose. No SNK01-related adverse events of Grade 3 or higher were observed. The objective response rate was 25% (3/12), disease control rate (DCR) was 100%, with 3/12 patients experiencing a partial response (25%) and 9/12 with stable disease (75%). Median progression free survival (PFS) was 143 days. Some patients are still being followed and an updated PFS will be provided at a later date.

About NKGen Biotech

NKGen is a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous, allogeneic, and CAR-NK Natural Killer (NK) cell therapeutics. NKGen is headquartered in Santa Ana, California, USA. For more information, please visit www.nkgenbiotech.com.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements are based upon our current expectations and involve assumptions that may never materialize or may prove to be incorrect. actual Results could differ materially from those anticipated in such forward-looking statements as result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with our business and operations in general, our limited operating history, our lack of products approved for sale and ability to achieve profitability, the risks that preclinical studies and early-stage clinical trials may not be predictive of future results, our ability to manage clinical trials successfully, our ability to raise additional funding to complete the development and any commercialization of our product candidates, our dependence on our lead product candidates, SNK01 and SNK02, and the complexity of the manufacturing process for natural killer cell therapies. All forward-looking statement speak only as of the date on which they were made. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the data on which the statements are made or to reflect the occurrence of unanticipated events.

Internal Contact:

Denise Chua, MBA, CLS, MT (ASCP)

Vice President, Investor Relations and Corporate Communications

949-396-6830

dchua@nkgenbiotech.com

External Contacts:

Chris Calabrese

Managing Director

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

Kevin Gardner

Managing Director

LifeSci Advisors, LLC

kgardner@lifesciadvisors.com